FIRST AMENDMENT TO THE AMENDED AND RESTATED MANAGEMENT AGREEMENT
between

KORNITZER CAPITAL MANAGEMENT, INC.
and
BUFFALO FUNDS

THIS FIRST AMENDMENT dated as of February 20, 2025, to the Amended and Restated Management Agreement, dated as of July 1, 2019 (the “Agreement”), is entered into by and between Buffalo Funds (the “Trust”), on behalf of the series of the Trust as indicated on Appendix A to the Agreement, as may be amended from time to time (each, a “Fund,” and collectively, the “Funds”), and Kornitzer Capital Management, Inc. (hereinafter called the “Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Adviser desire to amend the Agreement to reflect the change in names of the (i) “Buffalo Discovery Fund” to the “Buffalo Mid Cap Discovery Fund” and (ii) the “Buffalo Mid Cap Fund” to the “Buffalo Mid Cap Growth Fund,” as set forth on Appendix A to the Agreement.

NOW, THEREFORE, the parties agree as follows:

Appendix A of the Agreement is hereby superseded and replaced with Amended Appendix A attached hereto, for the purpose of reflecting the change in names of the (i) “Buffalo Discovery Fund” to the “Buffalo Mid Cap Discovery Fund” and (ii) “Buffalo Mid Cap Fund” to the “Buffalo Mid Cap Growth Fund.”

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

BUFFALO FUNDS On behalf of each series listed on Amended Appendix A	KORNITZER CAPITAL MANAGEMENT, INC.
By: /s/ Laura Symon Browne	By: /s/ Joe Neuberger
Name: Laura Symon Browne	Name: Joe Neuberger
Title: President	Title: President and CEO

Amended Appendix A

Name of Fund	Effective Date
Buffalo Mid Cap Discovery Fund	February 14, 2001
Buffalo Mid Cap Growth Fund	October 24, 2001